UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2024

Cardiff Lexington Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-49709	84-1044583
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3753 Howard Hughes Parkway, Suite 200, Las Vegas, NV	89169
(Address of principal executive offices)	(Zip Code)

844 628-2100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, on November 19, 2019, Cardiff Lexington Corporation (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with GHS Investments, LLC (“GHS”), pursuant to which GHS purchased 165 shares of the Company’s series R convertible preferred stock (the “Shares”). In addition, on November 8, 2019, the Company issued an 8% Convertible Secured Redeemable Note Due November 8, 2020 to GHS and on September 3, 2020, the Company issued a Senior Secured Convertible Promissory Note to GHS (the “Notes,” and together with the Purchase Agreement, the “Transaction Agreements”).

On June 11, 2024, the Company entered into a settlement agreement and release of claims (the “Settlement Agreement”) with GHS, pursuant to which GHS agreed to terminate the Transaction Agreements and cancel the Shares and the Notes in exchange for a new Fixed Amount Settlement Promissory Note in the principal amount of $535,000 (the “New Note”). The Settlement Agreement contains customary representations and warranties for a transaction of this type, as well as a customary mutual release of claims by the Company and GHS.

The New Note does not bear interest and requires fixed payments as follows: (i) if the Company raises at least $5 million but less than $6 million in its planned underwritten public offering (the “Offering”), then it must pay $250,000 on the closing date of the Offering, with payments of $125,000, $125,000 and $35,000 to follow on the 90th, 180th, and 240th days following the closing of the Offering, respectively; (ii) if the Company raises at least $6 million but less than $7 million in the Offering, then it must pay $390,000 on the closing date of the Offering and $145,000 on the 90th day following the closing of the Offering; and (iii) if the Company raises at least $7 million in the Offering, then it must repay the entire principal amount on the closing date of the Offering. If the Offering is not completed by August 15, 2024, then the Company is required to pay $25,000 on such date and to continue making payments of $25,000 on each monthly anniversary thereof until the entire principal amount is repaid in full. If the Offering is completed after August 15, 2024, then the Company is required to make payments as described in the schedule above. Notwithstanding the foregoing, if the Company abandons the Offering and conducts a new public offering thereafter, then the Company is required to make a payment of $100,000 on the closing date of such other public offering, a second payment of $100,000 on the 90th day following the closing of such offering and $35,000 each month thereafter until the entire principal amount is repaid in full. If any portion of the principal amount remains unpaid on the second (2nd) anniversary of the date of the New Note, it shall become immediately due and payable on such date. The Company may prepay the entire principal amount at any time without penalty. The New Note is unsecured and contains customary events of default for a loan of this type. Upon an event of default, interest shall automatically begin to accrue at a simple interest rate of ten percent (10%) per annum.

The foregoing description of the Settlement Agreement and the New Note does not purport to be complete and is qualified in its entirety by reference to the full text of those documents filed as Exhibits 10.1 and 10.2, respectively, to this report, which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Settlement Agreement and Release of Claims, dated June 11, 2024, between Cardiff Lexington Corporation and GHS Investments, LLC
10.2	Fixed Amount Settlement Promissory Note issued by Cardiff Lexington Corporation to GHS Investments, LLC on June 11, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2024	CARDIFF LEXINGTON CORPORATION

/s/ Alex Cunningham
Name: Alex Cunningham
Title: Chief Executive Officer

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